Exhibit 10.25

Eastern Virginia Bankshares, Inc.

Description of Annual Bonus Plan for Key Executives

As of November 17, 2016

General. The Annual Bonus Plan for Key Executives (the “Plan”) is an annual incentive plan designed to target specific financial and non-financial objectives that directly contribute to the overall success of Eastern Virginia Bankshares, Inc. (the “Company”), and to motivate and reward participants to achieve those objectives. Some of these objectives target absolute performance for a plan year, some target performance against a peer group and some target year-over-year results, in each case evaluated based on specific performance goals. Under the Plan, participants may receive an annual bonus of up to 25% of base salary (as of March 1of the plan year), or up to 35% of base salary for the Chief Executive Officer.

Annual Plan. The Plan is an annual calendar year plan and shall remain in effect until amended or terminated by the Board of Directors of the Company or by the Joint Compensation Committee of the Board of Directors of the Company and the Board of Directors of EVB (the “Committee”). A new plan year shall commence on the first day of each calendar year.

Participation. Members of the Company’s executive management are eligible to participate in the Plan. At the beginning of each plan year, the Committee determines the individuals eligible to participate in the Plan for the plan year. The Committee may determine in its discretion the terms and conditions of participation for any individual who is hired into or promoted to executive management status during a plan year.

Objectives. The Committee and Board of Directors have identified the following categories of financial and non-financial objectives upon which to evaluate the performance of participants in the Plan: (i) risk management; (ii) financial reporting; (iii) budget compliance; (iv) asset quality; (v) asset growth; (vi) net income growth; and (vii) critical factors, consisting of performance factors tailored to each individual participant in the Plan.

Setting Targets. At the beginning of each plan year the Committee determines the target amount of bonus under the Plan for the Chief Executive Officer and approves, based on the recommendation of the Chief Executive Officer, the target amount of bonus under the Plan for all other participants in the Plan. Also at the beginning of each plan year, the Committee determines the weighting among the Plan’s objective categories for the Chief Executive Officer and the specific performance goals that will apply to the Chief Executive Officer for each category under the Plan. Also at the beginning of each plan year, the Committee approves, based on the recommendation of the Chief Executive Officer, the weighting among the Plan’s objective categories and the specific performance goals for all other participants in the Plan.

Annual Performance Period. The amount of a participant’s bonus payment is based on the achievement of the performance goals, as determined below, during the plan year.

Determination of Bonus. After each completed plan year, performance against the performance goals is evaluated by the Committee for the Chief Executive Officer’s performance, and by the Chief Executive Officer for performance of all other Plan participants. The Chief Executive Officer recommends bonus payments under the Plan for all Plan participants other than himself, and the Committee reviews the performance of each Plan participant and determines and approves all bonus payments under the Plan. Although the calculation of a bonus is based on analysis of performance against the specific goals under the Plan, the Committee retains ultimate discretion to pay higher or lower bonuses than what would be earned by performance against the specific performance goals selected, or to pay no bonuses to Plan participants for a particular plan year.

When Bonus is Earned. To earn a bonus under the Plan, a participant must be employed as a member of the Company’s executive management through the Payment Date (as defined below). If a participant’s employment as a member of executive management ceases for any reason prior to the Payment Date, the participant shall not have earned and shall not be entitled to any bonus under the Plan for the plan year that immediately precedes the Payment Date.

Payment. Bonuses earned under the Plan are paid in cash on an annual basis. Payment of bonuses, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the plan year (the “Payment Date”).

Clawback. All payments are subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange on which the Company’s common stock is then listed or reported or the terms of the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, which could in certain circumstances require repayment of bonuses paid under the Plan.